Exhibit 8.1
October 14, 2009
Walter Investment Management Corp.
3000 Bayport Drive
Suite 1100
Tampa, FL 33607
Ladies and Gentlemen:
     We have acted as counsel to Walter Investment Management Corp., a Maryland corporation (the “Company”), in connection with a Registration Statement (Registration No. 333-162067) on Form S-11, initially filed with the Securities and Exchange Commission on September 22, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), and amendments thereto (the “Registration Statement”). All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Registration Statement.
     We have examined, and, with your consent, we have relied as to matters of fact contained in the Registration Statement, on representations contained in the representation letter, dated as of the date hereof, provided to us by the Company (the “Representation Letter”), and originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and made such other inquiries as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken an independent investigation of the factual matters set forth in any of the foregoing. In addition, for purposes of rendering the opinions expressed herein, we have also relied on (i) the opinion of Sonnenschein Nath & Rosenthal LLP, dated as of April 17, 2009 and delivered to the Company, opining that the Company was organized and operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 1997 until immediately prior to the merger of the Company on April 17, 2009 (the “Merger”) (the “Sonnenschein Opinion”) and (ii) a reliance letter addressed to us from Sonnenschein Nath & Rosenthal LLP allowing us to rely on the Sonnenschein Opinion as of its date of issuance for purposes of rendering our opinions.

     For purposes of rendering the opinion stated below, we have assumed the accuracy of (i) the Sonnenschein Opinion, provided that we are relying on that opinion for the purposes of our opinions contained herein only for time periods prior to January 1, 2009, and (ii) the representations set forth in the Representation Letter. These representations generally relate to the operation and classification of the Company as a REIT as defined in Section 856 of the Code and to the Company’s future operations and classification as a REIT. We have assumed (i) that the Company has been organized and operated, and will continue to be organized and operated in the manner described in the Representation Letter and (ii) that all representations that speak to the best of the knowledge and/or belief of any person(s) or part(ies) or are subject to similar qualification are and have been true, correct, and complete as if made without such qualification. Although we have neither independently investigated nor verified the representations set forth in the Representation Letter, no facts have come to our attention that would cause us to question the accuracy and completeness of such representations in a manner that would alter our opinions set forth below. For purposes of rendering the opinions set forth below, we have also assumed that all terms and provisions of the applicable organizational documents of the Company have been and will continue to be complied with.
     Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that:
     (1) commencing with its taxable year ended December 31, 2006, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation, as described in the Representation Letter, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
     (2) the portion of the discussion in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” is correct in all material respects as of the date hereof.
     Qualification of the Company as a REIT depends upon the Company’s satisfaction, through actual annual operating results and other annual and quarterly requirements, of the various qualification requirements contained in the Code and related Treasury regulations. We do not undertake to monitor whether the Company will, in fact, through actual operating results, satisfy the various qualification requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the requirements necessary to qualify as or be taxed as a REIT under the Code.
     Our opinions are based upon the Code, the Treasury regulations promulgated thereunder, and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above. Our opinions are not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinions will not be challenged by the Internal Revenue Service or rejected by a court. We do not express any opinion herein concerning any law other than the federal income tax laws of the United States.

     These opinions are rendered for the sole benefit of the Company and investors who receive shares of common stock pursuant to the Registration Statement, and no other person or entity is entitled to rely on these opinions. No portion of these opinions may be quoted, circulated, or referred to in any other document, without our prior written consent. We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the heading, “U.S. Federal Income Tax Considerations — Taxation of Our Company as a REIT.” In giving such consent, we do not admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Carlton Fields, P.A.